Proposal 1: Election of Directors.

Name	For Votes	Withheld Votes	Broker Non-Votes
Dr. Mary B. Bullock	120,745,257	1,469,987	16,770,942
Paul D. Donahue	115,963,955	6,251,249	16,770,942
Jean Douville	115,899,256	6,315,988	16,770,942
Thomas C. Gallagher	118,041,216	4,174,028	16,770,942
George (Jack) C. Guynn	120,702,552	1,512,692	16,770,942
John R. Holder	121,152,973	1,062,270	16,770,942
John D. Johns	119,192,537	3,022,707	16,770,942
Michael M. E. Johns, M.D.	120,905,872	1,309,372	16,770,942
Robert C. Loudermilk, Jr.	121,168,736	1,046,508	16,770,942
Wendy B. Needham	121,114,731	1,100,513	16,770,942
Jerry W. Nix	115,961,884	6,252,905	16,770,942
Gary W. Rollins	116,392,287	5,822,957	16,770,942

Proposal 2: Advisory Vote on Executive Compensation.

The shareholders approved the compensation of the Company’s executive officers, including the Company’s compensation practices and principles and their implementation. The holders of 114,735,343 shares of Common Stock voted in favor of the proposal, holders of 2,616,222 shares voted against, holders of 4,863,431 shares abstained, and there were 16,771,189 broker non-votes.

Proposal 3: Ratification of Selection of Independent Auditors.

The shareholders ratified the selection of Ernst & Young LLP as independent auditors of the Company for 2013. The holders of 135,972,343 shares of Common Stock voted in favor of the ratification, holders of 2,643,513 shares voted against, holders of 370,033 shares abstained, and there were no broker non-votes.